Exhibit 99.1

News Release

September 11, 2015

Erin Energy Announces Key Management Changes

HOUSTON, September 11, 2015 - Erin Energy Corporation (Erin Energy or the Company) (NYSE MKT:ERN) announced today changes within its management structure. The changes are in response to recent drilling and production successes, and to support the Company’s growth strategy.

Segun Omidele, Senior Vice President, Exploration and Production, has been appointed Chief Operating Officer effective immediately. Mr. Omidele has been with Erin Energy since 2011 and recently led the Company’s technical team in its successful deepwater drilling and completion campaign of the Oyo-7 and Oyo-8 wells, offshore Nigeria. These successes make Erin Energy one of only two independent exploration and production companies to successfully operate, drill, complete and produce oil and gas in deepwater, West Africa. Mr. Omidele has over 35-years of experience in the oil and gas industry; including 28-years with Shell Oil companies in Nigeria, the U.K. and the U.S.

Daniel Ogbonna has been appointed Senior Vice President and Chief Financial Officer (SVP and CFO). Mr. Ogbonna was previously with CAMAC International Corporation (CI), where he has served as Executive Vice President and Chief Strategy Officer since 2010 and led CI’s business development and M&A activities. At CI, Mr. Ogbonna was responsible for strategic planning, financial forecasting, acquisition analysis, and securing funding for CI and its subsidiaries’ projects. Mr. Ogbonna has extensive experience working with financial institutions and brings an acute understanding of Erin Energy’s business, the countries in which the Company operates, and the business climate in Africa.

Prior to his role at CI, Mr. Ogbonna held roles at Limited Brands, Deloitte Consulting, and JP Morgan Securities. Mr. Ogbonna holds an MBA from Harvard Business School and a MS in Mechanical Engineering from the University of Michigan.

Christopher Hearne has resigned as SVP and CFO effective September 9, 2015. Mr. Hearne has agreed to work with Erin Energy as a consultant to assist with the transition period.

Chris du Toit has been named Vice President, Corporate Finance and Country Manager for South Africa. Mr. du Toit has been with the Company since 2014 and has successfully led corporate finance efforts in Africa following Erin Energy’s listing on the Johannesburg Stock Exchange last year. Mr. du Toit will be responsible for the Company’s corporate finance efforts in Europe, Middle East, and Africa. Mr. du Toit has over 10-years of investment banking experience in mergers, acquisitions, divestitures, capital-raising, and corporate advisory in the oil and gas industry. Prior to joining Erin Energy, he was Vice President in Macquarie Capital’s resources team and was responsible for oil and gas advisory and equity capital markets in Sub-Saharan Africa.

Christopher Heath has been named Vice President, Corporate Finance. Mr. Heath has been with the Company since 2013 and has served in corporate finance and investor relations roles and will now be responsible for Erin Energy’s corporate finance efforts in North America. Mr. Heath has 10-years of corporate finance experience, including merger and acquisition transactions, 7-years of investment banking experience in the oil and gas industry, and has advised on numerous capital markets transactions. Prior to joining Erin Energy, he was Assistant Vice President of Finance at Magnum Hunter Resources where he led investor relations for their 40 drilling partnerships.

Kase Lawal, Chairman and Chief Executive Officer, commented: “Segun’s leadership and knowledge of the business and region have proved exceptionally valuable to our company and I am very pleased he will now serve us as Chief Operating Officer.” Lawal added, “We wish Chris all of the best in his future pursuits and we are excited to have Daniel join as CFO. Daniel’s experience and familiarity with our business and the continent of Africa, along with his track record and capital markets experience, will be a valuable addition to our team. With his leadership and a strong finance team in place, we are well positioned to continue Erin Energy’s growth.”

Erin Energy Corporation is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa. Its asset portfolio consists of 9 licenses across 4 countries covering an area of 43,000 square kilometres (10 million acres), including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya and The Gambia, and onshore Kenya. Erin Energy is headquartered in Houston, Texas, and is listed on the New York and Johannesburg Stock Exchanges under the ticker symbol ERN. More information about Erin Energy can be found at www.erinenergy.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.

The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill, produce and/or develop the wells and prospects identified in this release, and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  Erin Energy Corporation

Contact:

Lionel McBee, +1 713 797 2960

Director, Investor Relations and Corporate Communications

lionel.mcbee@erinenergy.com

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